UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  March 16, 2011 (March 9, 2011)

Mymetics Corporation
(Exact name of registrant as specified in its charter)

Delaware	000-25132	25-1741849
(State of other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

Route de la Corniche 4
1066 Epalinges, Switzerland NA	NA
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: +011 41 21 653 45 35

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02.	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Report.

On March 9, 2011 the registrant ("Mymetics") was informed by its independent auditors, Peterson Sullivan LLP, in connection with their audit of the Mymetics' financial statements for the year ended December 31, 2010, that the financial statements for the period ended September 30, 2010 should no longer be relied upon for two reasons:  to reflect corrections related to (i) a reduction of the conversion price under a convertible note issued by Mymetics resulting in an additional expense of E807,000 in the statement of operations and (ii) a reduction of the exercise price of a stock option to a creditor of Mymetics as a result of the reduction of the conversion price discussed above and an increase in the number of shares issuable upon exercise of that option resulting in an additional expense of E484,000 in the statement of operations. The net effect of both corrections was an increase of E1,291,000 in the net loss for the period ended September 30, 2010.  These increases in expenses were discussed by the audit committee with the independent auditors.  Mymetics has shown the disclosures made in this Current Report on Form 8-K to the independent auditors and requested that they furnish a letter to the Securities and Exchange Commission stating that they agree with the statements made by Mymetics in response to this Item 4.02. A copy of the letter by Peterson Sullivan LLP concurring with the statements above is attached hereto and incorporated herein as Exhibit 7.1.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits.

 7.1           Letter from Peterson Sullivan LLP to the SEC dated March 16, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MYMETICS CORPORATION

Date: March 16, 2011	By:	/s/ Jacques-François Martin
Jacques-François Martin
President and Chief Executive Officer